AGREEMENT BETWEEN VALUERICH, INC. AND SYNDICATED
CAPITAL, INC.

 This Agreement (the "Agreement"), dated as of August 18, 2008, is by and between ValueRich, Inc. ("ValueRich"), a Delaware corporation and Syndicated Capital, Inc. ("Syndicated"), a full service broker-dealer and a member of the Financial Industry Regulation Authority (each a "Party", and together the "Parties").

W I T N E S S E T H:

WHEREAS ValueRich desires to provide marketing and technology services to Syndicated Capital that should provide clients (the “Clients”) through several websites and marketing efforts under the name of www.ivaluerich.com; and, www.iroadshow.net.

WHEREAS ValueRich has selected Syndicated to provide an online trading platform through Syndicated’s clearing agent, Pershing, Inc.; and,

WHEREAS Syndicated has contracted with Pershing, Inc. (“Pershing”) to execute, clear and administer its customer trades; and,

WHEREAS ValueRich, through its technology and marketing efforts, seeks to assist private and public companies in raising capital, initiating public offerings, attracting new shareholders, and locate underwriters; and

WHEREAS Syndicated will be providing Brokerage Services, clearing Services, trading services, back office support, administration, compliance and legal support, customer service and an online trading platform to the Client introduced through the Technology and marketing efforts of ValueRich on the terms and conditions contained in this Agreement;

         NOW THEREFORE, in consideration of the mutual covenants and obligations set forth in this Agreement, the Parties agree as follows:

1. Agreement to Provide Services

1.1 Syndicated shall provide to ValueRich the following business services (the “Services”) in accordance with the terms and conditions set forth in this Agreement:

 (a) Syndicated shall make offer, support and make available to ValueRich and “the Clients” an online trading platform called www.ivaluerich.com (the “Website”) that is substantially similar to and provides most of the services provided by online trading platforms such as WR Hambrecht + Co and E*TRADE Financial Corp;
 (b) Syndicated shall clear all trades through Pershing;
 (c) Syndicated shall ensure that Pershing provides and manages a high quality online trading platform, related technology and support to “the clients”;

 (d) Syndicated, subject to the limitations contained in Section 2.1, shall ensure that Pershing provides front and back end support for the Website;
 (e) Syndicated, alone, in concert with, or through Pershing, shall provide all support services for the online trading platform including but not limited to administration, compliance, legal, licensing, clearing, back office operations, customer service, client and account management and any and all other services necessary to render support to the Clients or otherwise operate the online trading platform; and,
 (f) Syndicated shall provide any and all other services or supplies necessary to implement and perform the Services, as well as any other provision of this Agreement.

1.2 Syndicated shall offer “the Clients” the highest quality service in performing the business services in this Section by providing support in a timely fashion with all back office and administration detail required to maximize the Clients’ financial benefits.

1.3 Syndicated shall be permitted to adjust any of the clearing and/or back office Services or any component thereof.

1.4 ValueRich and Syndicated may from time to time agree by mutual writing that additional Services are to be provided or that Services required by this Agreement are to be eliminated and /or redefined.  Any such change may be accompanied by an adjustment in the payment terms.

1.5 All business services shall be provided only by Syndicated or Pershing unless otherwise agreed to in a writing signed by ValueRich.

2. ValueRich Responsibilities

2.1 ValueRich and Syndicated shall have mutual control over marketing and technology decisions such as colors, logos, brands, and/or trademarks for use throughout the Website.

2.2 ValueRich shall provide front-end marketing and technology services for the ivaluerich.com and iroadshow.net Websites.

2.3 ValueRich shall manage the marketing and technology services related to the acquisition of banking clients that will utilize the ivaluerich.com and iroadshow.net Websites.

2.5 From time to time, ValueRich, its subsidiaries, and/or affiliates will enter into agreements with public and private companies, such as Consulting Agreements, strategic business agreements, marketing agreements, technology agreements, etc, to assist such companies in raising capital, attracting shareholders and investors, and locating underwriters to assist with the foregoing. In consideration for providing these services, ValueRich will receive marketing fees, listing fees, technology fees, subscriber fees and production fees.

3. Payment

3.1 In consideration of the Services to be provided, ValueRich shall pay Syndicated Capital twenty-seven thousand five hundred dollars ($27,500.00) for the set up and launch of the online trading platform. Payment shall due on written notice of Value Rich’s satisfaction that the Website allows Clients to perform the following:

(a) Access the Services through the Website by clicking on an “Open an Account” link;
(b) On providing sufficient information to open an account, receive an account number, a User Identification and the ability to log into their respective accounts;
(c) Within one hour of opening an account, subject to Section 4 and with sufficient cleared funds available in their accounts, be able to trade any publicly traded stock, option, bond, debenture, debt instrument, future, derivative, or any other investment contract.

3.2 ValueRich will pay Syndicated a negotiated percentage % of all fees generated through the activities of ValueRich listed in Section 2.5 of this Agreement.

4. Term

The term of this Agreement (the “Term”) shall commence on the date of this Agreement and continue until August 21, 2010.  This Agreement will automatically renew for consecutive 2 year periods thereafter unless either party elects to terminate the Agreement upon sixty (60) days written notice delivered to the other party prior to the expiration of a renewal period.

5. Termination

This Agreement may be terminated by either party prior to completion of the Term upon ten (10) days of written notice of a material breach by the other party of any provision of this Agreement. Any such termination shall have no effect on the rights and obligations of the Parties in respect of trades executed by Clients prior to such termination.
This Agreement may be revised at any time upon the written request of the Parties.

7. Revenue Agreement

7.1 Syndicated Capital will use its best effort to create a P&L agreement where a negotiated percentage of revenues generated through the for mentioned will paid to ValueRich, Inc. in the form of a technology and/or marketing fee. Trades executed by syndicated capital will have NO regulatory or financial relation to ValueRich on or after the effective date of this Agreement where a Client effects the execution thereof with or through the online trading platform.

7.2 Notwithstanding anything to the contrary in this Agreement, if at any time through the efforts, contacts and/or the connections of ValueRich, any corporation, individual or partnership enters into an agreement with Syndicated including, but not limited to, an investment banking agreement, a selling group agreement, and/or a placement agent agreement, opens an account through the Website, Syndicate shall remit as a rebate eighty percent (80%) of all commissions and/or fees generated in relation to the services provided by Syndicated under this Agreement.

10. Representations, Warranties and Covenants of Syndicated

Syndicated represents, warrants and covenants to ValueRich the following:

(a) Syndicated is a broker/dealer registered with FINRA. Capital has complied and at all times during the Term shall continue to comply with all applicable provisions of FINRA and the rules and regulations promulgated hereunder as well as the rules of any state in which Syndicated provides the Services or operates the online trading platform and in which a Client resides, including, without limitation all applicable state statutes, rules and regulations governing the payment and receipt of referral fees between broker/dealers.
(b) Syndicated agrees to perform its duties under this Agreement in a manner consistent with the reasonable instructions of ValueRich and the provisions of the rules and regulations of FINRA and all applicable state statutes, rules and regulations governing Syndicated and the rebates on account thereof.
(c) The only commissions and fees to be paid by either party, or the only payments to which the parties are entitled, are to make in accordance with this Agreement.
(d) Syndicated shall not perform any Services for a Client or enter into any agreement, written or oral, with a Client or permit a Client to access the online trading platform until a signed and dated acknowledgment of receipt of the new account form with customer agreement, privacy statement, business continuity plan, anti-laundering policy and US Patriot Act requirements from the Client has been received by Syndicated.  Syndicated shall provide reasonable evidence thereof to ValueRich upon request.

11. Compliance with Securities Laws and Regulations.

Each Party shall be responsible for compliance with all applicable federal, state and local (in foreign jurisdictions) securities laws and regulations, including all applicable rules of self-regulatory organizations (together "Securities Regulations"). To the extent that either Party fails to comply with Securities Regulations, it shall indemnify the other Party from any damages resulting from the violation.

12. Indemnification

Each party hereby agrees to indemnify, defend and hold harmless the other party from any and all claims, losses, damages or costs (including court costs and reasonable attorneys’ fees) of any nature whatsoever arising from or caused by the indemnifying party’s breach of any of the terms or conditions of this Agreement (including, without limitation, breach of any representations, warranties or covenants herein contained).

13. Confidentiality

Each of Syndicated and ValueRich agree to keep confidential any information it may acquire as a result of this Agreement regarding the business and affairs of the other, including, without limitation, the identity of each other's clients.

14. Entire Agreements; Waiver; No Assignment

This Agreement constitutes the complete and exclusive statement of the agreement between the Parties as relates to the subject matter hereof and supersedes all proposals, oral or written, and all other representations, statements, negotiations and undertakings relating to the subject matter. No change in, addition to, or waiver of any of the provisions of this Agreement shall be binding upon either Party unless in writing signed by an authorized representative of such Party. No waiver by either Party of any breach by the other Party of any of the provisions of this Agreement shall be construed as a waiver of any other provision or that provision on any other occasion. Neither Party may assign this Agreement and/or any of its rights and/or obligations hereunder without the prior written consent of the other Party and any such attempted assignment shall be void.

15. Notices

Any notice required or permitted to be given under this Agreement shall be given in writing and shall be deemed to have been delivered and given (a) when delivered personally; (b) three (3) business days after having been sent by registered or certified U.S. mail, return receipt requested, postage and charges prepaid; or (c) one (1) business day after deposit with a commercial overnight courier, with written verification of receipt. All communications will be sent to the following addresses or to such other address as may be, designated by a Party by giving written notice to the other Party pursuant to this Section 15.

If to Syndicated:
Ms. Faith Lee
1299 Ocean Avenue, Suite 210
Santa Monica, California 90401

If to ValueRich:
Mr. Joseph Visconti
1804 North Dixie Highway
West Palm Beach, Florida 33407

16. Severability

 In the event any one or more of the provisions of this Agreement shall be held by a court of competent jurisdiction to be invalid, illegal or unenforceable, the remaining provisions of this Agreement shall remain in effect and this Agreement shall be read as though the offending provision had not been written.

17. Headings

The captions and headings used in this Agreement are inserted for the convenient reference of the Parties and in no way define, limit or describe the scope or intent of this Agreement or any part hereof.

18. No Agency Relationship

Neither Party shall hold itself out as an agent of the other. Neither this Agreement, nor any activity hereunder, shall create a general or limited partnership, association, joint venture, branch, or agency relationship between ValueRich and Syndicated.  As a registered broker/dealer, Syndicated has its own reporting and registration requirements with FINRA and applicable state statues, rules and regulations, and the parties agree that their relationship does not impose any supervisory responsibility between the parties.  Accordingly, the parties acknowledge and agree that Syndicated is neither a “supervised person” nor an “investment advisor representative” as such terms are defined under FINRA rules and regulations, and that ValueRich shall have no responsibility to supervise Syndicated.

19. Exclusivity

 This Agreement is non-exclusive and accordingly either Syndicated or ValueRich may contract with other brokers to effect transactions for the Clients.

20. Counterparts

 This Agreement may be signed in counterparts, each of which shall be deemed effective as if each Party had signed each of such counterparts.

21. Governing Law

 This Agreement shall be subject to and governed by the laws of Florida.

22. Jurisdiction

Any and all disputes arising out of or related to this Agreement shall be litigated exclusively in the state courts of Palm Beach County, State of Florida.

 IN WITNESS WHEREOF, each Party has caused the original or a counterpart of the original of this Agreement to be executed as of the date first written above by its duly authorized representative.

 SYNDICATED CAPITAL

 By:  /s/ Faith Lee

 Name:  Faith Lee

 Title:

 VALUERICH, INC.

 /s/ Joseph C. Visconti

 President